EXHIBIT 99.1

NEWS RELEASE For Immediate Release Contact: Alison Ziegler, Cameron Associates (212) 554-5469 alison@cameronassoc.com www.americanecology.com

AMERICAN ECOLOGY ANNOUNCES
SECOND QUARTER AND YEAR-TO-DATE 2009 OPERATING RESULTS

Boise, Idaho – July 28, 2009 – American Ecology Corporation (NASDAQ-GS: ECOL) (the “Company”) today reported operating results for the quarter and six-months ended June 30, 2009.  Operating income for the second quarter of 2009 was $5.7 million, compared to a record $9.8 million in the second quarter of 2008.  Net income was $3.5 million, or $0.19 per diluted share, for the second quarter of 2009, down from net income of $6.1 million or $0.33 per diluted share in the second quarter last year.  All four of the Company’s disposal facilities were again profitable.

Revenue for the second quarter of 2009 was $36.4 million, down from $44.5 million in the same quarter last year.  This reflected lower treatment and disposal revenue and lower transportation related revenue.  The Company disposed of 228,000 tons of waste in the second quarter of 2009, down 30% from 325,000 tons in the second quarter of 2008. Revenue from recurring “Base” customers declined 4% in the second quarter of 2009 compared to the same quarter last year.  “Event” clean up business declined 29% in the second quarter of 2009 over the same quarter last year primarily due to reduced government work.  Thermal desorption service revenue in Texas and Nevada increased $2.4 million in the second quarter of 2009 over the same quarter in 2008.

Gross profit was $9.1 million in the second quarter of 2009, down from $13.6 million in the same quarter last year.  Gross margin as a percent of total revenue was 25%, down from 31% in the second quarter last year.  This primarily reflected reduced operating leverage associated with lower waste disposal volumes.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2009 declined $336,000 to $3.4 million, or 9% of revenue, as compared to $3.7 million, or 8% of revenue in the same quarter last year.  This decrease primarily reflects lower incentive compensation, sales commissions and travel expenses.

Other income, primarily interest and royalty income, was $128,000 for the second quarter of 2009, down from $202,000 in the second quarter of 2008 due to lower interest rates.

Our effective tax rate for the second quarter 2009 was 39.8% compared to 39.2% in the second quarter of 2008. This increase is primarily due to lower pre-tax earnings in the current year, which increases the impact of non-tax-deductible expenses on our effective tax rate.

At June 30, 2009, we had $24.9 million of cash and cash equivalents.  The Company continued to be debt free with $11.0 million of our $15.0 million line of credit available at quarter end.  The $4.0 million balance covers a standby letter of credit providing collateral for financial assurance for future closure and post-closure obligations.

“Weak economic conditions and more competitive pricing adversely impacted our business through the second quarter,” commented Steve Romano, Chairman and Chief Executive Officer.  “Waste volumes were much lower than the second quarter of 2008, only slightly above volumes received in the first quarter of 2009.  However, recurring Base business with refineries and waste brokers held up relatively well, however, as we continued to strengthen our relationships with key customers and brokers.  We are also pleased with our thermal desorption recycling operation in Texas, which continued to meet throughput expectations.”

Year-To-Date Results

Operating income for the six months ended June 30, 2009 was $11.7 million, compared to a record $19.4 million in the first half of 2008.  Net income for the first half of 2009 was $7.2 million, or $0.39 per diluted share, down from $12.0 million, or $0.66 per diluted share, in the first half of 2008.

Revenue for the first half of 2009 was $71.3 million, down from $90.7 million in the same period in 2008.

Disposal volumes in the first half of 2009 were 441,000 tons, down 34% from the same period last year.  Gross profit was $18.7 million for the first half of 2009, down from $27.0 million in the first half of 2008.

Direct operating expenses for the first half of 2009 were $52.7 million, down from $63.7 million for the same period last year.  This primarily reflects lower rail and truck transportation expenses and lower spending on waste treatment additives on lower waste volumes processed.

SG&A expenses for the first half of 2009 were $7.0 million, or 10% of revenue, as compared to $7.7 million, or 8% of revenue, for the same period last year.

Other income was $208,000 for the first half of 2009.  This was primarily interest and royalty income, partially offset by foreign currency transaction losses.  In the first half of 2008, other income was $329,000 consisting of interest and royalty income.

Outlook

The Company reaffirms its 2009 earnings guidance range of $0.85 to $1.00 per diluted share.  Management believes achieving the upper end of the range will be difficult without accelerated government spending and increased private sector clean up activity in the second half.

“The unsettled economic conditions amplify the uncertainty inherent to the disposal industry particularly with regard to the level and timing of event clean-up business,” Romano commented. “Discretionary private sector clean-up schedules continue to lag and, while we expect to receive American Recovery and Reinvestment Act funds for multiple projects, specific timing and amounts are not presently known. The current economic climate has also led to downward pricing pressure on certain disposal and thermal processing services, which is impacting margins.”

“Looking forward, we believe the long-term outlook for clean-up work is favorable based on pent-up demand from deferred private sector clean ups and a revitalized emphasis on environmental remediation by the federal government.  With a solid foundation of recurring base business, efficient, upgraded infrastructure at our operating facilities, new service offerings and a debt-free balance sheet, American Ecology is well positioned to take advantage of long term business drivers, an improving economy and acquisition opportunities,” Romano concluded.

Dividend

On July 1, 2009 the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on July 17, 2009.  This $3.3 million dividend was paid on July 24, 2009 using cash on hand.

Conference Call

American Ecology will hold an investor conference call on Tuesday, July 28, 2009 at 11 a.m. Eastern Daylight Time (9:00 a.m. Mountain Daylight Time) to discuss these results, its current financial position and its business outlook. Questions will be invited after management’s presentation. Interested parties can join the conference call by dialing (866) 700-6293 or (617) 213-8835 and using the passcode 20083109. The conference call will also be broadcast live on our website at www.americanecology.com.  An audio replay will be available through August 4, 2009 by calling (888) 286-8010 or (617) 801-6888 and using the passcode 99785873. The replay will also be accessible on our website at www.americanecology.com.

About American Ecology Corporation
American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as refineries, chemical and other manufacturing facilities, utilities, steel mills, medical and academic institutions and the nuclear power industry. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will meet its 2009 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to American Ecology Corporation’s December 31, 2008 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer, compliance with and changes to applicable laws and regulations, market conditions and production rates for the thermal desorption service at our Texas facility, access to cost effective transportation services, access to insurance and other financial assurances, loss of key personnel, lawsuits, adverse economic conditions including a tightened credit market, the timing or level of government funding or competitive conditions, incidents that could limit or suspend specific operations,  our ability to perform under required contracts, our willingness or ability to pay dividends and our ability to integrate any potential acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of American Ecology Corporation.

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenue	$36,377	$44,516	$71,342	$90,735
Transportation costs	15,263	19,251	29,437	41,309
Other direct operating costs	12,002	11,687	23,247	22,404

Gross profit	9,112	13,578	18,658	27,022

Selling, general and administrative expenses	3,396	3,732	6,969	7,651
Operating income	5,716	9,846	11,689	19,371

Other income (expense):
Interest income	37	111	85	174
Interest expense	-	(3)	(1)	(4)
Other	91	94	124	159
Total other income	128	202	208	329

Income before income taxes	5,844	10,048	11,897	19,700
Income tax expense	2,326	3,938	4,735	7,722
Net income	$3,518	$6,110	$7,162	$11,978

Earnings per share:
Basic	$0.19	$0.34	$0.39	$0.66
Diluted	$0.19	$0.33	$0.39	$0.66

Shares used in earnings
per share calculation:
Basic	18,145	18,232	18,144	18,230
Diluted	18,175	18,295	18,175	18,286

Dividends paid per share	$0.18	$0.15	$0.36	$0.30

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2009	December 31, 2008
Assets

Current Assets:
Cash and cash equivalents	$24,895	$18,473
Receivables, net	26,476	30,737
Prepaid expenses and other current assets	2,617	2,281
Income tax receivable	442	2,834
Deferred income taxes	1,153	684
Total current assets	55,583	55,009

Property and equipment, net	69,491	67,987
Restricted cash	4,727	4,716
Total assets	$129,801	$127,712

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$5,570	$5,400
Deferred revenue	5,213	4,657
Accrued liabilities	3,941	4,398
Accrued salaries and benefits	1,996	2,895
Current portion of closure and post-closure obligations	1,524	490
Current portion of capital lease obligations	11	10
Total current liabilities	18,255	17,850

Long-term closure and post-closure obligations	13,234	13,972
Long-term capital lease obligations	15	21
Deferred income taxes	5,331	3,927
Total liabilities	36,835	35,770

Contingencies and commitments

Stockholders’ Equity
Common stock	183	183
Additional paid-in capital	61,201	60,803
Retained earnings	34,172	33,544
Treasury stock	(2,590)	(2,588)
Total stockholders’ equity	92,966	91,942
Total liabilities and stockholders’ equity	$129,801	$127,712

AMERICAN ECOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Six Months Ended June 30,
	2009	2008
Cash Flows From Operating Activities:
Net income	$7,162	$11,978
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, amortization and accretion	4,642	5,671
Deferred income taxes	935	824
Stock-based compensation expense	416	415
Net (gain) loss on sale of property and equipment	(3)	4
Accretion of interest income	-	(15)
Changes in assets and liabilities:
Receivables, net	4,261	(2,262)
Income tax receivable	2,392	994
Other assets	(336)	35
Accounts payable and accrued liabilities	(1,120)	(1,320)
Deferred revenue	556	898
Accrued salaries and benefits	(899)	(297)
Income tax payable	-	38
Closure and post-closure obligations	(288)	(507)
Other	(19)	-
Net cash provided by operating activities	17,699	16,456

Cash Flows From Investing Activities:
Purchases of property and equipment	(4,768)	(7,335)
Proceeds from sale of property and equipment	42	11
Restricted cash	(11)	35
Purchases of short-term investments	-	(992)
Maturities of short-term investments	-	3,216
Net cash used in investing activities	(4,737)	(5,065)

Cash Flows From Financing Activities:
Dividends paid	(6,534)	(5,475)
Stock repurchases	(2)	-
Other	(4)	(5)
Tax benefit of common stock options	-	20
Proceeds from stock option exercises	-	23
Net cash used in financing activities	(6,540)	(5,437)

Increase in cash and cash equivalents	6,422	5,954

Cash and cash equivalents at beginning of period	18,473	12,563

Cash and cash equivalents at end of period	$24,895	$18,517